Exhibit 99.1

Media Contact: Rich Bulger 703-682-6318

Investor Contact: Ahmed Pasha 703-682-6451

AES Reports Adjusted Earnings Per Share of $0.18 for Second Quarter 2012 and $0.55 for First Half 2012; Reaffirms 2012 Earnings Per Share Guidance Range; Declares First Cash Dividend Since 1993

Second Quarter & First Half 2012 Results

•	First Half 2012 Adjusted Earnings Per Share up 4% over First Half 2011; reaffirmed full year 2012 guidance range for Earnings Per Share

•	Second Quarter Adjusted Earnings Per Share decreased $0.11 to $0.18, driven by lower operating income in Chile and Brazil, partially offset by contributions of new businesses

•	Second Quarter Diluted Earnings Per Share from Continuing Operations decreased $0.15 to $0.09, due to lower operating income and unrealized foreign currency and derivative losses

Other Significant Announcements

•	Declared a quarterly cash dividend of $0.04 per share

•	Repurchased more than 20 million shares for a total investment of $252 million since May 4, 2012

•	Completed the sale of its interests in wind assets in France for proceeds of $42 million

•	Announced the sales of its interests in hydro, coal and wind assets in China for proceeds of approximately $134 million

ARLINGTON, Va, August 6, 2012 – The AES Corporation (NYSE: AES) today reported Adjusted Earnings Per Share (Adjusted EPS, a non-GAAP financial measure) of $0.18 for the second quarter of 2012 and $0.55 for the first half of 2012, in line with the Company’s expectations. The second quarter results were driven by lower plant availability in Chile and the final impact of the July 2011 tariff reset at Eletropaulo in Brazil, partially offset by the contributions of new businesses in the United States, Bulgaria, and Latin America. In addition, unfavorable movements in foreign exchange rates and a higher effective tax rate reduced results for the quarter.

“Despite facing some commodity and foreign exchange headwinds, we are taking all steps to meet our commitments and execute on our plan to unlock shareholder value,” said Andrés Gluski, AES President and Chief Executive Officer. “We have repurchased more than 20 million shares since May 2012 and the Board declared a quarterly dividend of $0.04 per share, the Company’s first cash dividend since 1993. We are exceeding our $50 million cost cutting target in 2012, with an expected savings of $65 million this year. In addition, we have announced or closed nine asset sales since September 2011, representing more than $930 million in proceeds at attractive valuations for shareholders.”

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“Our second quarter results, although below last year’s levels, are broadly in line with our expectations. Our year-to-date results are on track, and accordingly, we are reaffirming our Adjusted EPS and Proportional Free Cash Flow guidance. During the second half of this year, our new businesses in the United States, Bulgaria and Latin America, cost cutting initiatives and results of our capital allocation strategy should result in earnings growth to meet our objectives for the year,” said Mary Wood, AES Interim Chief Financial Officer.

Additional Highlights

•

The AES Board of Directors declared the first quarterly cash dividend since 1993. The payment of $0.04 per share is payable on November 15, 2012, to common shareholders of record as of October 30, 2012, with an ex-dividend date of October 26, 2012. On an annual basis, the total dividend payment will be approximately $120 million.

•

Since May 2012, the Company repurchased 20.5 million shares for a total investment of $252 million. Since September 2011, the Company repurchased 29.5 million shares for $341 million, at an average price of $11.57 per share.

•	In June, the Company completed the sale of its interests in 114 MW of wind assets in operation and under construction in France for $42 million.

•

In addition to the sale of its hydro assets in China for $48 million dollars discussed on the first quarter earnings call, the Company announced the sale of its 25 percent equity interest in the 2,100 MW coal-fired Yangcheng plant in China and its 49 percent equity interest in the 248 MW China Wind joint venture for a total of $86 million. The sale is expected to close in late 2012.

•	AES has closed or announced nine asset sales since September 2011 with aggregate proceeds of $932 million.

2012 Guidance

•

The Company reaffirmed its full year 2012 Adjusted EPS guidance range of $1.22-$1.30, which is based on foreign exchange and commodity price assumptions as of June 30, 2012, and includes all announced and closed asset sales. The Company now expects its Adjusted EPS to come in at the low end of the guidance range due to unfavorable foreign exchange and commodity price movements since March 31, 2012, and the final impact of the tariff reset at Eletropaulo, offset by operational improvements, cost cutting and the results of capital allocation.

•	The Company reaffirmed its Diluted EPS from Continuing Operations guidance range of $1.22-$1.30, although it expects it to be at the low end of the range, due to the drivers discussed above.

•

The Company reaffirmed its Proportional Free Cash Flow guidance range of $1,050-$1,250 million. As previously disclosed in May 2012, the Company expects Proportional Free Cash Flow to come in at the low end of the range, primarily as a result of working capital changes and assets sold during this year.

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•

The Company reaffirmed its Subsidiary Distributions guidance range of $1,325-$1,525 million and now expects Subsidiary Distributions to come in at the low end of the range, as the Company may elect to retain some operating cash at portfolio businesses, such as AES Gener in Chile, for investment purposes.

•

Reflecting lower operating income at Eletropaulo in Brazil, AES Gener in Chile and the impact of adverse foreign currency and commodity price movements, the Company has lowered its guidance ranges for Consolidated Gross Margin and Proportional Gross Margin.

•	The Company lowered its guidance range for Consolidated Cash Flow from Operating Activities due to decreases at its Latin American utility and Latin American generation businesses.

Table 1: Results for Second Quarter & Year-to-Date 2012

	Second Quarter 2011		Second Quarter 2012		Year-to-Date 2011		Year-to-Date 2012		Updated Full Year 2012 Guidance as of 8/6/12		Previous Full Year 2012 Guidance as of 5/4/12
Consolidated Revenue	$4,435	M	$4,192	M	$8,591	M	$8,932	M	NA		NA
Consolidated Gross Margin	$992	M	$692	M	$1,985	M	$1,770	M	$3,600-3,800	M	$4,000-4,200	M
Proportional Gross Margin[1]	$602	M	$546	M	$1,209	M	$1,325	M	$2,650-2,850	M	$2,700-2,900	M
Consolidated Cash Flow from Operating Activities	$675	M	$580	M	$1,177	M	$1,114	M	$2,900-3,100	M	$3,100-3,300	M
Proportional Cash Flow from Operating Activities[1]	$294	M	$383	M	$613	M	$788	M	$1,925-2,125	M	$1,925-2,125	M
Consolidated Free Cash Flow[1]	$460	M	$346	M	$720	M	$638	M	$1,700-1,900	M	$1,900-2,100	M
Proportional Free Cash Flow[1]	$148	M	$213	M	$304	M	$448	M	$1,050-1,250	M	$1,050-1,250	M
Subsidiary Distributions to the Parent Company[2]	$394	M	$374	M	$620	M	$550	M	$1,325-1,525	M	$1,325-1,525	M
Diluted EPS from Continuing Operations	$0.24		$0.09		$0.53		$0.54		$1.22-1.30		$1.22-1.30
Adjusted EPS[1]	$0.29		$0.18		$0.53		$0.55		$1.22-1.30		$1.22-1.30

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[1]	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.
[2]	See definitions.

Key drivers of Second Quarter results include (comparison of Q2 2012 vs. Q2 2011):

•

Consolidated Revenue decreased by $243 million to $4.2 billion, due to: (i) the unfavorable impact of foreign currency; and (ii) lower prices at Eletropaulo in Brazil, due to the finalization of the July 2011 tariff reset. These declines were partially offset by the contributions of the Company’s new businesses in the United States, Bulgaria and Latin America.

•

Consolidated Gross Margin decreased by $300 million to $692 million, due to: (i) the unfavorable impact of foreign currency; (ii) lower prices due to the finalization of the July 2011 tariff reset at Eletropaulo, as discussed above; and (iii) lower plant availability, primarily due to outages of base load capacity, and lower exports from TermoAndes in Argentina to Chile. These declines were partially offset by the contribution of the Company’s new businesses, as discussed above.

•

Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $56 million to $546 million due to the same factors driving Consolidated Gross Margin, as well as a reduction in the European generation segment from the sale of 80% of the Company’s interest in the Cartagena plant and lower prices and availability at the Ballylumford plant.

•

Consolidated Cash Flow from Operating Activities decreased by $95 million to $580 million driven by a decrease at its utility businesses in Latin America. This decline was partially offset by: (i) an increase at the Company’s generation businesses in Latin America, due to improved working capital, as well as improved gross margin at Tiete in Brazil and new businesses; and (ii) an increase due to the acquisition of DP&L in the United States, which closed in November 2011.

•

Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $89 million to $383 million due to: (i) an increase at the Company’s generation businesses in Latin America due to improved working capital, as well as improved gross margin at Tiete in Brazil and new businesses; and (ii) an increase due to the acquisition of DP&L, which closed in November 2011. These increases were partially offset by a decrease at its utility businesses in Latin America.

•

Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $114 million to $346 million due to the same factors driving Consolidated Cash Flow from Operating Activities.

•

Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $65 million to $213 million due to the same factors driving Proportional Cash Flow from Operating Activities.

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•

Diluted EPS from Continuing Operations decreased by $0.15 per share to $0.09 per share due primarily to: (i) the decrease in gross margin, as discussed above; and (ii) unrealized foreign currency and derivative mark-to-market losses.

•

Adjusted EPS (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $0.11 to $0.18 per share due to: (i) the decrease in gross margin, as discussed above; (ii) a higher effective tax rate; and (iii) unfavorable foreign currency impacts. Table 2 provides a reconciliation of Diluted EPS to Adjusted EPS for the second quarter of 2012 as compared to second quarter of 2011.

Table 2: Reconciliation of Diluted EPS to Adjusted EPS for Q2 2012 as compared to Q2 2011

	Q2 2012	Q2 2011
Diluted Earnings Per Share from Continuing Operations	$0.09	$0.24
Derivative Mark-to-Market Losses	$0.04	$—
Currency Transaction Losses	$0.04	$—
Impairment Losses	$0.01	$0.04
Debt Retirement Losses	$—	$0.01

Adjusted Earnings Per Share	$0.18	$0.29

See Appendix for more detail and additional reconciliations for non-GAAP measures. Diluted weighted-average shares outstanding for non-GAAP measures: 768 million (2012) and 787 million (2011).

Key drivers of Year-to-Date results include (comparison of Q2 YTD 2012 vs. Q2 YTD 2011):

•

Consolidated Revenue increased by $341 million to $8.9 billion, due to: (i) its new businesses in the United States, Bulgaria and Latin America; (ii) higher prices at its utility businesses in El Salvador and at Sul in Brazil; (iii) increased volume at its utility businesses in Latin America; and (iv) increased volume and prices in the Dominican Republic. These increases were partially offset by: (i) the unfavorable impact of foreign currency; (ii) lower prices at Eletropaulo in Brazil, due to the final impact of the July 2011 tariff reset; and (iii) lower volume and prices at AES Gener in Chile.

•

Consolidated Gross Margin decreased by $215 million to $1.8 billion, due to: (i) the unfavorable impact of foreign currency; (ii) lower prices due to the final impact of the July 2011 tariff reset at Eletropaulo, as discussed above; and (iii) lower energy exports from TermoAndes in Argentina to Chile and lower plant availability at AES Gener. These declines were partially offset by: (i) the contributions of new businesses, as discussed above; (ii) the favorable impact of a non-recurring arbitration settlement during the first quarter of 2012 at Cartagena in Spain; and (iii) increased volume at its utility businesses in Brazil.

•

Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $116 million to $1.3 billion due to: (i) the contributions of new businesses in the United States, Bulgaria and Latin America; and (ii) the favorable impact of a non-recurring arbitration settlement during the first quarter of 2012 at Cartagena in Spain.

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These gains were partially offset by: (i) lower prices and the final impact of the July 2011 tariff reset at Eletropaulo, as discussed above; and (ii) lower energy exports from TermoAndes to Chile and lower plant availability at AES Gener in Chile.

•

Consolidated Cash Flow from Operating Activities decreased by $63 million to $1.1 billion, driven by a decrease at its Latin American utility businesses. This decrease was partially offset by: (i) an increase at its North American utility businesses, due to the acquisition of DP&L in November 2011; (ii) an increase at its Latin American generation businesses, primarily due to higher gross margin at Tiete in Brazil and new businesses; and (iii) an increase at its European generation businesses.

•

Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $175 million to $788 million due to: (i) an increase at its North American utility businesses, due to DP&L, which was acquired in November 2011; and (ii) an increase at its Latin American generation businesses. This was partially offset by a decrease at its Latin American utility businesses.

•

Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $82 million to $638 million due to the same factors driving Consolidated Cash Flow from Operating Activities.

•

Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $144 million to $448 million due to the same factors driving Proportional Cash Flow from Operating Activities.

•

Diluted EPS from Continuing Operations increased by $0.01 to $0.54 per share due primarily to: (i) the increase in Proportional Gross Margin, as discussed above; and (ii) a gain on the sale of 80% of its interest in Cartagena in Spain. This was partially offset by a higher effective tax rate, as well as impairments, foreign currency, and derivative mark-to-market losses.

•

Adjusted EPS (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $0.02 to $0.55 per share, as the increase in Proportional Gross Margin was partially offset by unfavorable realized foreign currency losses. Table 3 provides a reconciliation of Diluted EPS to Adjusted EPS for year-to-date 2012 as compared to year-to-date 2011.

Table 3: Reconciliation of Diluted EPS to Adjusted EPS for Q2 YTD 2012 as compared to Q2 YTD 2011

	Q2 YTD 2012	Q2 YTD 2011
Diluted Earnings Per Share from Continuing Operations	$0.54	$0.53
Derivative Mark-to-Market (Gains)/Losses	$0.07	$(0.01)
Currency Transaction (Gains)/Losses	$0.01	$(0.04)
Disposition/Acquisition (Gains)	$(0.14)	$—
Impairment Losses	$0.07	$0.04
Debt Retirement Losses	$—	$0.01

Adjusted Earnings Per Share	$0.55	$0.53

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See Appendix for more detail and additional reconciliations for non-GAAP measures. Diluted weighted-average shares outstanding for non-GAAP measures: 769 million (2012) and 790 million (2011).

Non-GAAP Financial Measures

See Non-GAAP Financial Measures for definitions of Adjusted Earnings Per Share, Proportional Gross Margin, Adjusted Gross Margin, Proportional Adjusted Gross Margin, Proportional Cash Flow From Operating Activities, Consolidated Free Cash Flow, Proportional Free Cash Flow as well as reconciliations to the most comparable GAAP financial measure.

Attachments

Consolidated Statements of Operations, Consolidated Balance Sheets, Segment Information, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information and 2012 Financial Guidance Elements.

Conference Call Information

AES will host a conference call on Monday, August 6, 2012 at 10:00 a.m. Eastern Daylight Time (EDT). Interested parties may listen to the teleconference by dialing 1-800-857-6557 at least ten minutes before the start of the call. International callers should dial +1-415-228-4653. The participant passcode for this call is 8612. Internet access to the presentation materials will be available on the AES website at www.aes.com by selecting “Investor Information” and then “Quarterly Financial Reports.”

A telephonic replay of the call will be available from approximately 12:00 p.m. EDT on Monday, August 6, 2012 through Monday, August 27, 2012. Callers in the U.S. please dial 1-866-363-1808. International callers should dial +1-203-369-0196. The system will ask for a passcode; please enter 8612. A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

About AES

The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 27 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 27,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2011 revenues were $17 billion and we own and manage $45 billion in total assets. To learn more, please visit www.aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

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Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’ 2011 Annual Report on Form 10-K. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2011 Annual Report on Form 10-K dated on or about February 24, 2012 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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THE AES CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in millions, except per share amounts)
Revenue:
Regulated	$2,209	$2,414	$4,829	$4,763
Non-Regulated	1,983	2,021	4,103	3,828

Total revenue	4,192	4,435	8,932	8,591

Cost of Sales:
Regulated	(1,971)	(1,852)	(4,153)	(3,625)
Non-Regulated	(1,529)	(1,591)	(3,009)	(2,981)

Total cost of sales	(3,500)	(3,443)	(7,162)	(6,606)

Gross margin	692	992	1,770	1,985

General and administrative expenses	(74)	(97)	(161)	(192)
Interest expense	(385)	(381)	(801)	(719)
Interest income	83	96	174	191
Other expense	(15)	(35)	(44)	(50)
Other income	15	34	33	50
Gain on sale of investments	5	1	184	7
Asset impairment expense	(18)	(33)	(29)	(33)
Foreign currency transaction gains (losses)	(101)	37	(102)	70
Other non-operating expense	(1)	—	(50)	—

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	201	614	974	1,309
Income tax expense	(76)	(174)	(343)	(389)
Net equity in earnings of affiliates	11	(4)	24	6

INCOME FROM CONTINUING OPERATIONS	136	436	655	926
Income (loss) from operations of discontinued businesses, net of income tax (benefit) expense of $3, $(3), $5, and $(6), respectively	(4)	(9)	(3)	(16)
Net gain (loss) from disposal and impairments of discontinued businesses, net of income tax expense of $61, $0, $61, and $0, respectively	75	—	70	—

NET INCOME	207	427	722	910
Noncontrolling interests:
Less: Income from continuing operations attributable to noncontrolling interests	(67)	(245)	(241)	(498)
Less: Income from discontinued operations attributable to noncontrolling interests	—	(8)	—	(14)

Total net income attributable to noncontrolling interests	(67)	(253)	(241)	(512)

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION	$140	$174	$481	$398

BASIC EARNINGS PER SHARE:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.09	$0.24	$0.54	$0.54
Discontinued operations attributable to The AES Corporation common stockholders, net of tax	0.09	(0.02)	0.09	(0.03)

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.18	$0.22	$0.63	$0.51

DILUTED EARNINGS PER SHARE:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.09	$0.24	$0.54	$0.53
Discontinued operations attributable to The AES Corporation common stockholders, net of tax	0.09	(0.02)	0.09	(0.03)

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.18	$0.22	$0.63	$0.50

AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income from continuing operations, net of tax	$69	$191	$414	$428
Discontinued operations, net of tax	71	(17)	67	(30)

Net income	$140	$174	$481	$398

THE AES CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2012	December 31, 2011
		(Revised)(1)
	(in millions, except share and per share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,727	$1,704
Restricted cash	574	478
Short-term investments	883	1,356
Accounts receivable, net of allowance for doubtful accounts of $285 and $273, respectively	2,628	2,534
Inventory	826	785
Deferred income taxes	433	454
Prepaid expenses	159	157
Other current assets	1,087	1,570
Current assets of discontinued and held for sale businesses	—	191

Total current assets	8,317	9,229

NONCURRENT ASSETS
Property, Plant and Equipment:
Land	1,037	1,090
Electric generation, distribution assets and other	31,016	31,029
Accumulated depreciation	(9,274)	(8,944)
Construction in progress	2,318	1,833

Property, plant and equipment, net	25,097	25,008

Other Assets:
Investments in and advances to affiliates	1,392	1,422
Debt service reserves and other deposits	800	876
Goodwill	3,801	3,803
Other intangible assets, net of accumulated amortization of $230 and $164, respectively	507	570
Deferred income taxes	658	715
Other	2,177	2,330
Noncurrent assets of discontinued and held for sale businesses	—	1,340

Total other assets	9,335	11,056

TOTAL ASSETS	$42,749	$45,293

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$2,171	$2,014
Accrued interest	320	327
Accrued and other liabilities	2,250	3,398
Non-recourse debt, including $238 and $259, respectively, related to variable interest entities	2,287	2,123
Recourse debt	11	305
Current liabilities of discontinued and held for sale businesses	—	279

Total current liabilities	7,039	8,446

NONCURRENT LIABILITIES
Non-recourse debt, including $1,161 and $1,156, respectively, related to variable interest entities	13,250	13,412
Recourse debt	6,178	6,180
Deferred income taxes	1,354	1,289
Pension and other post-retirement liabilities	1,593	1,729
Other noncurrent liabilities	3,756	3,082
Noncurrent liabilities of discontinued and held for sale businesses	—	1,348

Total noncurrent liabilities	26,131	27,040

Cumulative preferred stock of subsidiaries	78	78
EQUITY
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 809,947,514 issued and 749,556,111 outstanding at June 30, 2012 and 807,573,277 issued and 765,186,316 outstanding at December 31, 2011	8	8
Additional paid-in capital	8,530	8,507
Retained earnings	1,159	678
Accumulated other comprehensive loss	(2,865)	(2,758)
Treasury stock, at cost (60,391,403 shares at June 30, 2012 and 42,386,961 shares at December 31, 2011, respectively)	(709)	(489)

Total AES Corporation stockholders’ equity	6,123	5,946
NONCONTROLLING INTERESTS	3,378	3,783

Total equity	9,501	9,729

TOTAL LIABILITIES AND EQUITY	$42,749	$45,293

(1)	December 31, 2011 balances revised to reflect updated DPL purchase accounting allocation. For further information see our Form 10-Q for the quarter ended June 30, 2012 filed with the SEC.

THE AES CORPORATION

SEGMENT INFORMATION (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
REVENUE
Generation - Latin America(1)	$1,303	$1,378	$2,567	$2,509
Generation - North America	328	339	645	673
Generation - Europe	233	328	683	728
Generation - Asia	181	162	362	277
Utilities - Latin America	1,446	1,944	3,180	3,784
Utilities - North America	678	280	1,410	569
Corporate and Other(2)	284	273	640	574
Intersegment Eliminations(3)	(261)	(269)	(555)	(523)

Total Revenue	$4,192	$4,435	$8,932	$8,591

GROSS MARGIN
Generation - Latin America(1)	$370	$453	$826	$868
Generation - North America	89	84	166	166
Generation - Europe	62	64	275	145
Generation - Asia	60	54	114	98
Utilities - Latin America	(15)	266	84	512
Utilities - North America	92	49	206	99
Corporate and Other(2)	23	14	87	80
Intersegment Elimininations(4)	11	8	12	17

Total Gross Margin	$692	$992	$1,770	$1,985

(1)	Includes Generation - Latin America - Other and Generation - Tiete.
(2)	Corporate and Other includes the Company’s Europe Utilities, Africa Utilities, Africa Generation and Wind Generation operating segments and other climate solutions and renewable projects.
(3)	Represents inter-segment eliminations of revenue primarily related to transfers of electricity from Tiete (Generation - Latin America) to Eletropaulo (Utilities - Latin America).
(4)	Inter-segment eliminations represent eliminations of revenue and gross margin among segments.

THE AES CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
OPERATING ACTIVITIES:
Net income	$207	$427	$722	$910
Adjustments to net income:
Depreciation and amortization	346	317	706	622
(Gain) loss from sale of investments and impairment expense	21	34	(71)	37
Provision for deferred taxes	(29)	11	72	28
Contingencies	18	24	35	46
(Gain) loss on the extinguishment of debt	—	15	—	15
(Gain) loss on disposal and impairment write-down - discontinued operations	(131)	—	(131)	—
Other	90	(5)	50	(89)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	14	(70)	(175)	(182)
(Increase) decrease in inventory	(32)	(19)	(43)	(88)
(Increase) decrease in prepaid expenses and other current assets	135	136	18	149
(Increase) decrease in other assets	(137)	(54)	(293)	(43)
Increase (decrease) in accounts payable and other current liabilities	(38)	(213)	228	(254)
Increase (decrease) in income taxes and other income tax payables, net	(88)	(47)	(249)	(152)
Increase (decrease) in other liabilities	204	119	245	178

Net cash provided by operating activities	580	675	1,114	1,177

INVESTING ACTIVITIES:
Capital expenditures	(492)	(540)	(1,071)	(1,019)
Acquisitions - net of cash acquired	(13)	(19)	(13)	(157)
Proceeds from the sale of businesses, net of cash sold	269	—	332	8
Proceeds from the sale of assets	(2)	18	2	22
Sale of short-term investments	2,100	1,824	3,605	3,065
Purchase of short-term investments	(1,406)	(1,312)	(3,261)	(2,493)
Increase in restricted cash	(101)	(27)	(73)	(16)
(Increase) decrease in debt service reserves and other assets	6	(85)	26	(92)
Affiliate advances and equity investments	1	(20)	1	(60)
Proceeds from government grants for asset construction	32	4	117	5
Other investing	(21)	1	(17)	(20)

Net cash provided by (used in) investing activities	373	(156)	(352)	(757)

FINANCING ACTIVITIES:
(Repayments) borrowings under the revolving credit facilities, net	(29)	101	(310)	125
Issuance of recourse debt	—	2,050	—	2,050
Issuance of non-recourse debt	76	459	579	574
Repayments of recourse debt	(2)	(203)	(5)	(471)
Repayments of non-recourse debt	(177)	(567)	(328)	(768)
Payments for financing fees	(5)	(69)	(17)	(74)
Distributions to noncontrolling interests	(559)	(671)	(578)	(714)
Contributions from noncontrolling interests	7	—	12	—
Financed capital expenditures	(6)	11	(12)	(6)
Purchase of treasury stock	(231)	(35)	(231)	(98)
Other financing	27	7	28	2

Net cash (used in) provided by financing activities	(899)	1,083	(862)	620
Effect of exchange rate changes on cash	(22)	14	3	29
Decrease in cash of discontinued and held for sale businesses	7	3	120	10

Total increase in cash and cash equivalents	39	1,619	23	1,079
Cash and cash equivalents, beginning	1,688	1,982	1,704	2,522

Cash and cash equivalents, ending	$1,727	$3,601	$1,727	$3,601

SUPPLEMENTAL DISCLOSURES:
Cash payments for interest, net of amounts capitalized	$492	$505	$783	$734
Cash payments for income taxes, net of refunds	$200	$202	$525	$506

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

We define adjusted earnings per share (“Adjusted EPS”) as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that Adjusted EPS better reflects the underlying business performance of the Company and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted EPS should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP.

Beginning with the quarter ended March 31, 2012, the Company refined its process for computing the tax effects of Adjusted EPS items for interim periods. Accordingly, the Company has also reflected the refined process in the comparative three and six months ended June 30, 2011.

	Three Months Ended June 30,				Six Months Ended June 30,
	2012		2011		2012		2011
Reconciliation of Adjusted Earnings Per Share

Diluted earnings per share from continuing operations	$0.09		$0.24		$0.54		$0.53
Derivative mark-to-market (gains)/losses(1)	0.04		—		0.07		(0.01)
Currency transaction (gains)/losses(2)	0.04		—		0.01		(0.04)
Disposition/acquisition (gains)	—		—		(0.14	)(3)	—
Impairment losses	0.01	(4)	0.04	(5)	0.07	(6)	0.04	(5)
Debt retirement losses	—		0.01	(7)	—		0.01	(7)

Adjusted earnings per share	$0.18		$0.29		$0.55		$0.53

(1)

Derivative mark-to-market (gains)/losses were net of income tax per share of $0.02 and $0.00 in the three months ended June 30, 2012 and 2011, and of $0.03 and $0.01 in the six months ended June 30, 2012 and 2011, respectively.

(2)

Unrealized foreign currency transaction (gains)/losses were net of income tax per share of $0.02 and $0.01 in the three months ended June 30, 2012 and 2011, respectively, and of $0.00 and $0.03 in the six months ended June 30, 2012 and 2011, respectively.

(3)	Amount primarily relates to the gain from the sale of 80% of our interest in Cartagena for $178 million ($106 million or $0.14 per share, net of income tax per share of $0.09).
(4)

Amount includes impairments at our St. Patrick business of $11 million ($7 million, or $0.01 per share, net of income tax per share of $0.00) and Kelanitissa of $7 million ($4 million, or $0.01 per share, net of non-controlling interest and income tax per share of $0.00).

(5)	Amount includes impairment at Kelanitissa of $33 million ($30 million, or $0.04 per share, net of non-controlling interest).
(6)

Amount primarily includes other-than-temporary impairments of equity method investments in China of $32 million ($26 million, or $0.03 per share, net of income tax per share of $0.01) and at InnoVent of $17 million ($12 million or $0.02 per share, net of income tax per share of $0.01), and asset impairments at St. Patrick of $11 million ($7 million or $0.01 per share, net of income tax per share of $0.00) and at Kelanitissa of $12 million ($8 million, or $0.01 per share, net of non-controlling interest and income tax per share of $0.00).

(7)	Amount includes loss on retirement of debt at IPL of $15 million ($11 million, or $0.01 per share, net of income tax per share of $0.01).

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
Reconciliation of Adjusted Gross Margin(1)

Consolidated Gross Margin	$692	$992	$1,770	$1,985
Add: Depreciation and Amortization	341	295	692	576
Less: General and Administrative Expenses	(74)	(97)	(161)	(192)

Adjusted Gross Margin(1)	$959	$1,190	$2,301	$2,369

Reconciliation of Proportional Gross Margin(2)

Consolidated Gross Margin	$692	$992	$1,770	$1,985
Less: Proportional Adjustment Factor	146	390	445	776

Proportional Gross Margin(2)	$546	$602	$1,325	$1,209

Reconciliation of Proportional Adjusted Gross Margin(1),(2)

Consolidated Adjusted Gross Margin	$959	$1,190	$2,301	$2,369
Less: Proportional Adjustment Factor	217	475	596	947

Proportional Adjusted Gross Margin(1),(2)	$742	$715	$1,705	$1,422

(1)

Adjusted Gross Margin (a non-GAAP financial measure) is defined by the Company as: Gross margin plus depreciation and amortization less general and administrative expenses. AES believes adjusted gross margin is a useful measure for evaluating and comparing the operating performance of its businesses because it includes the direct operating costs of its business including overhead related expenses and excludes potential differences caused by variations in capital structures affecting interest income and expense, tax positions, such as the impact of changes in effective tax rates and the impact of depreciation and amortization expense.

(2)	See footnote (2) on Guidance Elements for definition of proportional financial metrics.

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
Calculation of Maintenance Capital Expenditures for Free Cash Flow(1) Reconciliation Below:

Maintenance Capital Expenditures	$219	$209	$453	$436
Environmental Capital Expenditures	25	17	33	32
Growth Capital Expenditures	254	303	597	557

Total Capital Expenditures	$498	$529	$1,083	$1,025

Reconciliation of Proportional Cash Flow from Operating Activities(2)

Consolidated Cash Flow from Operating Activities	$580	$675	$1,114	$1,177
Less: Proportional Adjustment Factor	(197)	(381)	(326)	(564)

Proportional Cash Flow from Operating Activities(2)	$383	$294	$788	$613

Reconciliation of Free Cash Flow(1)

Consolidated Cash Flow from Operating Activities	$580	$675	$1,114	$1,177
Less: Maintenance Capital Expenditures, net of reinsurance proceeds	(209)	(198)	(443)	(425)
Less: Environmental Capital Expenditures	(25)	(17)	(33)	(32)

Free Cash Flow(1)	$346	$460	$638	$720

Reconciliation of Proportional Free Cash Flow(1),(2)

Proportional Cash Flow from Operating Activities	$383	$294	$788	$613
Less: Proportional Maintenance Capital Expenditures, net of reinsurance proceeds and Proportional Environmental Capital Expenditures	(170)	(146)	(340)	(309)

Proportional Free Cash Flow(1),(2)	$213	$148	$448	$304

(1)

Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(2)	See footnote (2) on Guidance Elements for definition of proportional financial metrics.

The AES Corporation

Parent Financial Information

Parent only data: last four quarters ($ in millions)	4 Quarters Ended
Total subsidiary distributions & returns of capital to Parent	June 30, 2012 Actual	March 31, 2012 Actual	December 31, 2011 Actual	September 30, 2011 Actual
Subsidiary distributions(1) to Parent & QHCs	$1,267	$1,287	$1,337	$1,298
Returns of capital distributions to Parent & QHCs	233	207	152	154

Total subsidiary distributions & returns of capital to Parent	$1,500	$1,494	$1,489	$1,452

Parent only data: quarterly ($ in millions)	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	June 30, 2012 Actual	March 31, 2012 Actual	December 31, 2011 Actual	September 30, 2011 Actual
Subsidiary distributions to Parent & QHCs	$374	$176	$371	$346
Returns of capital distributions to Parent & QHCs	34	83	14	102

Total subsidiary distributions & returns of capital to Parent	$408	$259	$385	$448

Parent Company Liquidity(2) ($ in millions)	Balance at
	June 30, 2012 Actual	March 31, 2012 Actual	December 31, 2011 Actual	September 30, 2011 Actual
Cash at Parent & Cash at QHCs(3)	$240	$133	$200	$2,089
Availability under credit facilities	795	778	493	788

Ending liquidity	$1,035	$911	$693	$2,877

(1)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)

Parent Company Liquidity is defined as cash at the Parent Company plus availability under corporate credit facilities plus cash at qualified holding companies (QHCs). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’s indebtedness.

(3)

The cash held at QHCs represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION

2012 FINANCIAL GUIDANCE ELEMENTS(1)

2012 Updated Financial Guidance (as of 8/6/2012)
	Consolidated	Proportional Adjustment Factors(2)	Proportional

Income Statement Elements
Gross Margin	$3,600 to 3,800 million	$950 million	$2,650 to 2,850 million
Adjusted Gross Margin(3)	$4,725 to 4,925 million	$1,300 million	$3,425 to 3,625 million
Diluted Earnings Per Share From Continuing Operations	$1.22 to 1.30
Adjusted Earnings Per Share Factors(4)	$0.00(5)
Adjusted Earnings Per Share(4)	$1.22 to 1.30(5)

Cash Flow Elements
Net Cash From Operating Activities	$2,900 to 3,100 million	$975 million	$1,925 to 2,125 million
Operational Capital Expenditures (a)	$1,050 to 1,125 million	$300 million	$725 to 850 million
Environmental Capital Expenditures (b)	$100 to 125 million	$25 million	$75 to 100 million
Maintenance Capital Expenditures (a + b)	$1,150 to 1,250 million	$325 million	$800 to 950 million
Free Cash Flow(6)	$1,700 to 1,900 million	$650 million	$1,050 to 1,250 million
Subsidiary Distributions(7)	$1,325 to 1,525 million
Parent Free Cash Flow(8)	$550 to $650 million

Reconciliation of Free Cash Flow
Net Cash from Operating Activities	$2,900 to 3,100 million	$975 million	$1,925 to 2,125 million
Less: Maintenance Capital Expenditures	$1,150 to 1,250 million	$325 million	$800 to 950 million

Free Cash Flow(6)	$1,700 to 1,900 million	$650 million	$1,050 to 1,250 million

Reconciliation of Parent Free Cash Flow
Subsidiary distributions	$1,325 to $1,525 million
Less: Cash Interest	$450 to $500 million
Less: Cash for development, SGA, and taxes	$325 to $375 million
Parent Free Cash Flow(8)	$550 to $650 million

Reconciliation of Adjusted Gross Margin
Gross Margin	$3,600 to 3,800 million	$950 million	$2,650 to 2,850 million
Plus: Depreciation & Amortization	$1,400 to 1,500 million	$350 million	$1,050 to 1,150 million
Less: General & Administrative	$300 to 350 million		$300 to 350 million

Adjusted Gross Margin(3)	$4,725 to $4,925 million	$1,300 million	$3,425 to 3,625 million

(1)	2012 Guidance is based on expectations for future foreign exchange rates and commodity prices as of June 30, 2012.
(2)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company’s estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Net Cash from Operating Activities (Operating Cash Flow) is a GAAP metric which presents the Company’s cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company’s economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company’s economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company’s economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company’s equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)

Adjusted Gross Margin is reconciled above. Adjusted Gross Margin (a non-GAAP financial measure) is defined by the Company as gross margin plus depreciation and amortization less general and administrative expenses. AES believes adjusted gross margin is a useful measure for evaluating and comparing the operating performance of its businesses because it includes the direct operating costs of its business including overhead related expenses and excludes potential differences caused by variations in capital structures affecting interest income and expense, tax positions, such as the impact of changes in effective tax rates and the impact of depreciation and amortization expense.

(4)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company's internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP. Non-GAAP financial measure as reconciled in the table.

(5)	Reconciliation of Adjusted EPS includes derivative losses of $0.07, currency losses of $0.02, debt retirement losses of $0.01, impairment losses of $0.08, and disposition gains of $0.18.
(6)

Free Cash Flow is reconciled above. Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(7)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries' business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(8)

Parent Free Cash Flow is reconciled above. Parent Free Cash Flow (a non-GAAP financial measure) should not be construed as an alternative to Net Cash Provided by Operating Activities which is determined in accordance with GAAP. Parent Free Cash Flow is equal to subsidiary distributions less cash used for dividends, share repurchases, growth investments, recourse debt repayments, and other uses by the Parent Company.